[LOGO OF RoomLinX Inc.]

                                                    November Investor Newsletter

Special Message from the CEO

Dear Fellow Shareholders:

As many of you have already heard, the board of directors has recently approved a corporate reorganization. Two important pieces of this initiative were my appointment as chief executive officer of RoomLinX and the relocation of our corporate headquarters to Denver, Colorado. The motivations behind these changes were manifold, and I will not rehash them here. However, I do believe that as our loyal shareholders, you deserve an update on the current state of the Company, as well as the short- and long-term plans we will be focusing on.

The foundation of our new business model is minimizing overhead and identifying efficiencies of scale that already exist within the organization. As such, the lynchpins of our reorganization process are aligning management's salaries with the success of the company and consolidating administrative functions and sales operations under one roof.

Our short term plan is designed to move the Company towards profitability quickly but prudently by:

      1.    Quickly converting our current pipeline to closed sales
      2. Executing a revenue recognition plan to capture hotel meeting room revenues
      3.    Creating operational efficiencies that decrease expenses
      4. Trimming SG&A costs vigorously without compromising service or operational execution

Longer term, the management team is focused on:

      1. Creating additional high margin revenue streams within our existing customer base
      2.    Making additional smart acquisitions
      3. Focusing on the multiple dwelling unit (MDU) market space where we have already realized higher margins on our monthly recurring revenue streams

      4. Creating strategic alliances that add value and are accretive to the bottom line

Make no mistake, our plan is aggressive. And overcoming short term obstacles will require the full participation of every member of our staff as well as the support of our shareholders. Our financial situation can and should improve over the balance of the fourth quarter and into 2006, but we will most likely need to raise additional capital to fund our continuing operations, at least over the next two quarters.

However, I firmly believe that with the necessary funding in place, we will be able to turn the tide in an acceptable timeframe, and lay the groundwork for increased shareholder value. As the Company's CEO and also its largest shareholder, I have a significant stake and a concerted interest in making this a reality.

I have already spoken with many of our shareholders, and I look forward to meeting more of you as our plans begin to unfold. I recognize that the creation of shareholder value is paramount to any other initiative that we may undertake, and I pledge to you that we will act with your best interests at heart.

I look forward to overcoming these challenges, growing the business that we own, and creating a Company that we can all be proud of. With your support, we can make this a reality.

Please do not hesitate to contact me if you have questions or concerns. As much as I am able, I will provide you with the most up to date public information about RoomLinX and its future. On behalf of the entire RoomLinX team, I thank you for your patience and your continued support.


Respectfully,

Michael S. Wasik
Chief Executive Officer
RoomLinX Inc.



The statements contained in this letter from the chief executive officer of RoomLinX, Inc. (the "Company" that are not based on historical fact

(including the statements regarding future profitable operations, plan for the future and capital raising efforts) are "forward-looking statements". Such forward-looking statement) involve risks and uncertainties, including but not limited to: (i) the Company's history of unprofitabls operations, both with respect to its core business and the business previously performed by Ars Communications, (ii) the significant operating losses that the Company has incurred to date, (iii) the Company's lack of liquidity and need for additional capital which it may not be able to obtain on favorable terms or at all, (iv) the "going concern" qualifications that accompanies the Company's financial statements which, among other things, may make it more difficult for the Company to raise the additional capital that it requires in order to remain in business, (v) the fact that the Company has been required to operate with, working capital deficit, which limits its operating flexibility and opportunities, (vi) the substantially greater resources available to many of the Company's competitors, (vii) the Company's expectation that it will continue to operate at a loss for the foreseeable future, (viii) the fact that the Company's lack of capital substantially restricts its flexibility and opportunity to increase its revenues, (ix) the importance to the Company that its offerings remain technologically advanced if the Company is to attract new customers and maintain existing customers, (x) the Company's dependence on certain key employees and key suppliers, (xi) risks associated with potential intellectual property claims and (xii) the impact on the Company's business and industry of general economic conditions and regulatory developments. Such risks and others are and shall) be more fully described in the "Risk Factors" set forth in the Company's filings with the Securities and Exchange Commission. The Company's actual results could differ materially from the results expressed in, or implied by, such forward-looking statements.